Exhibit 10.14(R)

Execution Version

FOURTEENTH AMENDMENT

TO SEARCH AND ADVERTISING SERVICES AND SALES AGREEMENT

This Fourteenth Amendment to Search and Advertising Services and Sales Agreement (this “Fourteenth Amendment”) is entered into to be effective as of June 3, 2016 (“Fourteenth Amendment Effective Date”) by and between Yahoo! Inc., a Delaware corporation (“Yahoo!”), and Microsoft Corporation, a Washington corporation (“Microsoft”) (collectively the “Parties”).

WHEREAS, Yahoo! and Microsoft are parties to that certain Search and Advertising Services and Sales Agreement, entered into as of December 4, 2009, as amended (collectively, the “Agreement”); and

WHEREAS, Yahoo! and Microsoft desire to further amend the Agreement as set forth herein

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.    Definitions.  Capitalized terms used but not defined herein have the same meanings given in the Agreement.

2.        Background.  The intent of Section 2 of this Fourteenth Amendment is to revise the Agreement to provide that Yahoo! will provide sales support for both Premium Direct Advertisers and non-Premium Direct Advertisers in Hong Kong and Taiwan (“Covered Markets”).

a.	Sales in the Covered Markets.

i.	Section 5.13 of the Agreement (as added in Section 3 of the Eleventh Amendment to the Agreement) will not apply in the Covered Markets, and Yahoo! will continue to provide sales support for Paid Search Services to Premium Direct Advertisers in the Covered Markets.

ii.	Starting June 13, 2016, Yahoo! will start assuming sales responsibilities for Paid Search Services to non-Premium Direct Advertisers that are located in the Covered Markets, including order facilitation, account management, billing, and support functions. Yahoo! will complete assuming such sales responsibilities by June 30, 2016.

iii.	To effect the transition of such non-Premium Direct Advertisers with a target completion date of June 30, 2016, Microsoft will perform the following tasks: (1) end to end testing of the new code for the Core Platform so Yahoo! is able to create insertion orders for Microsoft’s Paid Search Services (already completed prior to the Fourteenth Amendment Effective Date); (2) initial communication detailing the transition process and related timing to non-Premium Direct Advertisers managed by Microsoft (including to any new non-Premium Direct Advertisers added after the start of the notification period) (already completed prior to the Fourteenth Amendment Effective Date); and (3) providing such additional necessary and reasonable support for the transition process including, without limitation, the system flag change for non-Premium Direct Advertisers in the Covered Markets from Microsoft managed to Yahoo! managed Customers. Notwithstanding the foregoing, Yahoo! is solely responsible for communication with non-Premium Direct Advertisers to obtain such Customer’s new payment instruments in order to enable the change in Customer status from Microsoft managed to Yahoo! managed. For

Execution Version

clarity, if on June 30, 2016 there are non-Premium Direct Advertisers managed by Microsoft that have been notified, but have not engaged with Yahoo! to provide their new payment instruments to be set to Yahoo! managed in the Core Platform then this may result in such non-Premium Direct Advertisers’ accounts to be paused until payment instructions are received by Yahoo!.

iv.	Starting June 30, 2016, Sections 5.1-5.6, 5.9, 5.12 of the Agreement will not apply in the Covered Markets.

v.	Starting June 30, 2016, in the Covered Markets Yahoo! will conduct Marketing to both Premium Direct Advertisers and non-Premium Direct Advertisers. Such Marketing will be consistent with the then-current capabilities of the Paid Search Services in the Covered Market

vi.	In order to enable sales activity starting June 30, 2016, in the Covered Markets Yahoo! will draft, in good faith consultation with Microsoft, locally acceptable and commercially appropriate contract templates for Yahoo!’s sales of the Microsoft Paid Search Services to Premium Direct Advertisers and non-Premium Direct Advertisers and guidelines for Yahoo!’s sales team to use in connection with such sales and which will be consistent with the functionality of Microsoft’s Paid Search Services for the Core Platform and with the parties’ understandings regarding their respective risk allocation, roles, invoicing and payment flows, and this Agreement generally. Yahoo! (or any third party acting as the applicable sales force for Premium Direct Advertisers, as provided in this Agreement) will be the contracting entity for contract templates used in connection with sales to both Premium Direct Advertisers as well as to online, self-service sales to non-Premium Direct Advertisers. The contract templates will reflect any applicable mechanism agreed upon by Microsoft and Yahoo! to enforce abuse of Microsoft’s Paid Search Services concerns against advertisers, including the abuse concerns set forth in Section 5.12.3 of this Agreement.

b.	Transition Assistance in Covered Markets. To assist Yahoo! in assuming sales responsibilities in the Covered Markets, Microsoft will provide Yahoo! with CRM Data (other than credit card information) owned by Microsoft that is associated with non-Premium Direct Advertisers that are located in the Covered Market to the extent that Microsoft is able to do so under its agreements with such Customers and applicable laws and regulations.

3.        CPP Ads. The parties agree to delete Section 6.5 of the Agreement in its entirety so that any restrictions or payments related to CPP Ads will not apply to Yahoo! as of the Fourteenth Amendment Effective Date. For clarity, after the Fourteenth Amendment Effective Date, revenue from CPP Ads will be included in Other Ad Revenues under Section 9.1.4.

4.        Bad Debt. Effective as of January 1, 2016, the parties agree that the Bad Debt Rate for sales by Microsoft to non-Premium Direct Advertisers shall be [*]% and the Bad Debt Rate shall not apply to Sales by Microsoft to Premium Direct Advertisers. Therefore, as of January 1, 2016, amounts related to bad debt for Premium Direct Advertisers shall not be deducted from any payments from Microsoft to Yahoo!. The parties agree that [*]% of Net Revenues is attributable to Premium Direct Advertiser and [*]% of Net Revenues is attributable to non-Premium Direct Advertiser and therefore Microsoft will only deduct an amount equal to the product of Net Revenues and Bad Debt Rate in excess of [*]% (which is equal to [*]%) for [*]% of Net Revenues effective as of January 1, 2016. In addition, within 30 days of the Fourteenth Amendment Effective Date Microsoft shall pay Yahoo any and all excess amounts that

[*]   Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

may have been retained, deducted, withheld or calculated by Microsoft in connection with payments to Yahoo using a Bad Debt Rate in excess of [*]% as applied to Premium Direct Advertiser in January, February and March of 2016. For clarity, nothing herein changes the methodology for determining the Bad Debt Rate for sales by Yahoo!.

5.	Notices. Section 20.5 of the Agreement shall be amended such that the notices for Yahoo! shall be sent to:

Yahoo! Inc.

Attention: Marc Canabou

701 First Avenue

Sunnyvale, CA 94089

Telephone: (408) 349-3300

Telecopy: (408) 349-3510

with a copy to:

Yahoo! Inc.

11985 W. Bluff Creek Drive,

Playa Vista, CA 90094

Attention: Julie Hsu, Vice President and Deputy General Counsel

Telephone: (310) 907-2700

Fax: (310) 907-2701

6.        Miscellaneous. This Fourteenth Amendment will be governed and construed, to the extent applicable, in accordance with the laws of the State of New York, without regard to its conflict of law principles. This Fourteenth Amendment may be executed in multiple textually identical counterparts, each of which constitutes an original and all of which collectively shall constitute one and the same instrument. This Fourteenth Amendment may be amended or modified only by a written agreement that (a) refers to this Fourteenth Amendment; and (b) is executed by an authorized representative of each party. This Fourteenth Amendment binds the parties hereto and their respective personal and legal representatives, successors, and permitted assigns. Except as expressly set forth herein, the Agreement remains in full force and effect and this Fourteenth Amendment does not alter, amend or change any of the other terms or conditions set forth in the Agreement. To the extent of any conflict between this Fourteenth Amendment and any provisions of the Agreement, this Fourteenth Amendment shall control with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this Fourteenth Amendment as of the Fourteenth Amendment Effective Date.

YAHOO! INC.		MICROSOFT CORPORATION

By:	/s/ Marc Canabou	By:	/s/ Frederik van der Kooi

Name:	Marc Canabou	Name:	Frederik van der Kooi

Title:	VP, Search Products	Title:	CVP Advertising

[*]   Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.